Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE
Arcosa, Inc. Announces Completion of Stavola Acquisition and Sale of Steel Components Business
–Transactions Advance Long-Term Strategy to Grow in Attractive Markets and Reduce Complexity and Cyclicality

DALLAS, Texas - ARCOSA, Inc. — October 1, 2024:
Arcosa, Inc. (NYSE: ACA) (“Arcosa” or the “Company”), a provider of infrastructure-related products and solutions, today announced it has completed the previously announced acquisition of the construction materials business of Stavola Holding Corporation and its affiliated entities (“Stavola”) for $1.2 billion.

Founded in 1948, Stavola is an aggregates-led and vertically integrated construction materials company primarily serving the New York-New Jersey Metropolitan Statistical Area (“MSA”) through its network of five hard rock natural aggregates quarries, twelve asphalt plants, and three recycled aggregates sites. For the last twelve months ended June 30, 2024 (“LTM”), Stavola generated revenues of $283 million and Adjusted EBITDA of $100 million, representing a 35% Adjusted EBITDA Margin. The aggregates business contributed 56% to Stavola’s LTM Adjusted EBITDA. The structure of the transaction is expected to create tax benefits attributable to Arcosa with a net present value of approximately $125 million.

The acquisition was funded with a $600 million 6.875% Senior Note issuance due 2032, which closed on August 26, 2024, and a pre-payable $700 million variable-rate senior secured Term Loan B Facility due 2031, which funded concurrently with the closing of the transaction. Excess debt proceeds will be used to pay down borrowings on our revolving credit facility.

Additionally, the Company completed the previously announced sale of its steel components business on August 16, 2024. For the quarter ended September 30, 2024, we estimate Adjusted EBITDA for the business will be a $1.0 million to $1.5 million loss, reflecting a partial period of ownership that was impacted by the deferral of certain product shipments and business interruption from actions necessary to complete the divestiture process.

Antonio Carrillo, President and Chief Executive Officer, commented, “We are pleased to announce the successful completion of the Stavola acquisition and the divestiture of our steel components business. These transactions significantly advance our strategy of growing in attractive markets while reducing the cyclicality and complexity of our overall portfolio. Stavola underscores our aggregates-led acquisition strategy, expanding our platform into the nation’s largest MSA with industry-leading financial attributes. Proforma for these transactions, our Construction Products segment represents nearly two-thirds of our Adjusted EBITDA, up from one-third at our spin-off, and our Adjusted EBITDA Margin increases more than 200 basis points.

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“In August, we arranged attractive permanent financing for the acquisition, providing ample prepayment flexibility to reduce debt, consistent with our deleveraging strategy. As a near-term capital allocation priority, we anticipate deploying our strong free cash flow to return to our net leverage target of 2.0-2.5x within 18 months.”

Carrillo concluded, “We are excited to welcome Stavola and its experienced management team and look forward to the long-term strategic benefit and value creation this transaction will achieve for Arcosa’s shareholders.”

The Company plans to update its full year 2024 revenue and Adjusted EBITDA guidance for the completion of these transactions in connection with the release of its third quarter earnings.

About Arcosa

Arcosa, Inc., headquartered in Dallas, Texas, is a provider of infrastructure-related products and solutions with leading positions in construction, engineered structures, and transportation markets. Arcosa reports its financial results in three principal business segments: Construction Products, Engineered Structures, and Transportation Products. For more information, visit www.arcosa.com.

Cautionary Statements About Forward-Looking Information

Some statements in this release, which are not historical facts, are “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements about Arcosa’s estimates, expectations, beliefs, intentions or strategies for the future. Arcosa uses the words “anticipates,” “assumes,” “believes,” “estimates,” “expects,” “intends,” “forecasts,” “may,” “will,” “should,” “guidance,” “outlook,” “strategy,” “plans,” “goal” and similar expressions to identify these forward-looking statements. Forward-looking statements speak only as of the date of this release, and Arcosa expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein, except as required by federal securities laws. Forward-looking statements are based on management’s current views and assumptions and involve risks and uncertainties that could cause actual results to differ materially from historical experience or present expectations, including but not limited to, the intended use of offering proceeds, the contingencies related to the special mandatory redemption, the failure to successfully complete and integrate acquisitions, including the Transaction, or divest any business, or failure to achieve the expected benefits of acquisitions or divestitures; market conditions and customer demand for Arcosa’s business products and services; the cyclical nature of, and seasonal or weather impact on, the industries in which Arcosa competes; competition and other competitive factors; governmental and regulatory factors; changing technologies; availability of growth opportunities; market recovery; ability to improve margins; the impact of inflation and costs of materials; assumptions regarding achievements of the expected benefits from the Inflation Reduction Act; the delivery or satisfaction of any backlog or firm orders; the impact of pandemics on Arcosa’s business; and Arcosa’s ability to execute its long-term strategy, and such forward-looking statements are not guarantees of future performance. For further discussion of such risks and uncertainties, see “Risk Factors” and the “Forward-Looking Statements” section of “Management's Discussion and Analysis of Financial Condition and Results of Operations” in Arcosa's Form 10-K for the year ended December 31, 2023 and as may be revised and updated by Arcosa's Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

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MEDIA CONTACT: media@arcosa.com
INVESTOR CONTACTS

Erin Drabek	David Gold
VP of Investor Relations	ADVISIRY Partners

T 972.942.6500	T 212.661.2220
InvestorResources@arcosa.com	David.Gold@advisiry.com

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